Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-201873

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 16, 2016

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 4, 2015)

3,800,000 Shares

Sterling Bancorp

Common Stock

We are offering 3,800,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “STL.” On November 15, 2016, the last sale price of our common stock as reported on the NYSE was $22.40 per share.

Investing in our common stock involves a high degree of risk. See the information set forth in the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and the discussion of risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, incorporated herein by reference for certain risks and uncertainties that you should consider. You should carefully read this prospectus supplement and the accompanying prospectus, including information incorporated by reference, before you invest in our common stock.

The securities offered under this prospectus supplement are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. For information regarding limitations on voting rights, see the section entitled “Description of Capital Stock—Common Stock—Voting Rights” beginning on page S-16 of this prospectus supplement.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The underwriters have agreed to purchase the common stock from us at a price of $         per share, which will result in $         of proceeds to us before expenses. The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.  See “Underwriting.”

We have granted the underwriters an option to purchase up to an additional 570,000 shares of our common stock within 30 days after the date of this prospectus supplement at a price of $          per share.

The underwriters expect to deliver the common stock in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, against payment therefor, on or about November   , 2016.

Joint Book-Running Managers

Credit Suisse	UBS Investment Bank

The date of this prospectus supplement is November    , 2016.

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Some of the information in the prospectus may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both the prospectus supplement and the prospectus combined. As permitted under the rules of the SEC, this prospectus supplement incorporates important business information about Sterling Bancorp that is contained in documents that we file with the SEC, but that are not included in, or delivered with, this prospectus supplement. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information.”

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference or any free writing prospectus is accurate as of any date other than the date mentioned on the cover page of these documents. Neither we nor the underwriters are making offers to sell the securities described in this prospectus supplement in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The words “Sterling,” the “Company,” “we,” “our,” and “us” as used herein refer to Sterling Bancorp and its subsidiaries, unless otherwise stated; “Provident” as used herein refers to Provident New York Bancorp, the predecessor company to Sterling; and “Legacy Sterling” as used herein refers to Sterling Bancorp, a New York corporation we acquired on October 31, 2013.

“Hudson Valley” as used herein refers to Hudson Valley Holding Corp., a New York corporation. On June 30, 2015, we acquired Hudson Valley through a merger (the “HVB Merger”). Upon completion of the HVB Merger, Hudson Valley merged with and into Sterling, with Sterling as the surviving entity. Immediately following the HVB Merger, Hudson Valley Bank, N.A. (“Hudson Valley Bank”), a national bank and a wholly owned subsidiary of Hudson Valley, merged with and into Sterling National Bank (the “Bank”), with the Bank as the surviving entity.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at http://www.sterlingbancorp.com. We do not intend for information contained in our website to be part of this prospectus supplement, other than documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

●	incorporated documents are considered part of this prospectus supplement;

●	we can disclose important information to you by referring you to those documents; and

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●	information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and incorporated filings.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

●	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on February 29, 2016;

●	the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on May 6, 2016, the quarter ended June 30, 2016, filed on August 5, 2016, and the quarter ended September 30, 2016, filed on November 3, 2016;

●	the Company’s Current Reports on Form 8-K filed on March 29, 2016 (other than Item 7.01 of such report), May 31, 2016, September 2, 2016, November 3, 2016, November 14, 2016 and November 16, 2016;

●	the audited consolidated financial statements of Hudson Valley as of December 31, 2014 and 2013 and for the fiscal years ended December 31, 2014, 2013 and 2012 included in Hudson Valley’s Annual Report on Form 10-K filed on March 13, 2015;

●	the unaudited financial statements of Hudson Valley as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 included in Hudson Valley’s Quarterly Report on Form 10-Q, filed on May 6, 2015;

●	the Company’s unaudited pro forma condensed combined financial statements as of and for the three months ended March 31, 2015 included as Exhibit 99.4 to the Company’s Current Report on Form 8-K/A filed on September 15, 2015;

●	the Company’s unaudited pro forma condensed combined financial statements as of and for the three months ended December 31, 2014 and for the twelve months ended September 30, 2014 which begins on page 32 of Amendment No. 3 to the Registration Statement on Form S-4 filed by the Company with the SEC on March 30, 2015;

●	the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 14, 2016 (with respect only to information contained therein that is incorporated into Part III of the Company’s Annual Report on Form 10-K, filed with the SEC on February 29, 2016); and

●	the description of our common stock contained in our registration statement on Form 8-A filed on December 16, 2011 with the SEC pursuant to which our common stock was registered under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. We do not and will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Sterling Bancorp

400 Rella Boulevard

Montebello, New York 10901-4243

Attention: Mr. Edward Nebb, Investor Relations

Telephone: (203) 972-8350

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include and incorporate by reference forward-looking statements for which we claim the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, as amended (the “Reform Act”). From time to time, we have made or will make statements regarding our outlook or expectations for earnings, revenues, expenses and/or other financial, business or strategic matters regarding or affecting us that are forward-looking statements within the meaning of the Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “target,” “estimate,” “forecast,” “project,” by future conditional verbs such as “will,” “should,” “would,” “could” or “may,” or by variations of such words or by similar expressions. These statements are not historical facts, but instead represent our current expectations, plans or forecasts and are based on the beliefs and assumptions of management and the information available to management at the time that these disclosures were prepared.

Forward-looking statements are subject to numerous assumptions, risks (both known and unknown) and uncertainties, and other factors which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Because forward-looking statements are subject to assumptions, risks, uncertainties, and other factors, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements and future results could differ materially from our historical performance.

The factors described in the section titled “Risk Factors,” or otherwise described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations expressed in our forward-looking statements. Such factors include, but are not limited to:

●	our ability to successfully implement strategic initiatives, to increase revenues faster than we grow expenses, and to integrate and fully realize cost savings and other benefits we estimate in connection with acquisitions;

●	a deterioration in general economic conditions, either nationally, internationally, or in our market areas, including extended declines in the real estate market and constrained financial markets;

●	oversight of the Bank by the Consumer Financial Protection Bureau and impact of the Durbin Amendment on the Bank’s debit card interchange fees both as a result of the Bank’s total assets exceeding $10 billion;

●	our ability to make accurate assumptions and judgments about an appropriate level of allowance for loan losses and the collectability of our loan portfolio, including changes in the level and trend of loan delinquencies and write-offs that may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and/or require us to materially increase our reserves;

●	our ability to manage changes in market interest rates;

●	our use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

●	the effects of and changes in laws and regulations (including laws and regulations concerning banking and taxes) with which we must comply; and

●	our success at managing the risks involved in the foregoing and managing our business.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. See “Risk Factors” below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, incorporated by reference into this prospectus supplement for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Any forward-looking statement you read in this prospectus supplement and the accompanying prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section contained in this prospectus supplement and the documents incorporated by reference, before making an investment decision. To the extent the information in this prospectus supplement is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

About Sterling Bancorp

Sterling Bancorp is a Delaware corporation, a bank holding company and a financial holding company that owns all of the outstanding shares of common stock of Sterling National Bank, its principal subsidiary. At September 30, 2016, the Company had total assets of approximately $13.6 billion, total liabilities of approximately $11.9 billion (including total deposits of approximately $10.2 billion) and total stockholders’ equity of approximately $1.8 billion.

We provide a broad offering of deposits and lending and wealth management products to commercial, consumer and municipal clients, targeting the following geographic markets: (i) the New York Metro Market, which includes Manhattan, the boroughs and Long Island; and (ii) the New York Suburban Market, which consists of Rockland, Orange, Sullivan, Ulster, Putnam and Westchester counties in New York and Bergen County in New Jersey. We focus on delivering products and services to small and middle market commercial businesses and affluent consumers, which we believe is a client segment that is underserved by larger bank competitors in our market area. We deploy a team-based distribution strategy in which clients are served by a focused and experienced group of relationship managers that are responsible for all aspects of the client relationship and delivery of our products and services. As of September 30, 2016, we had 29 commercial banking teams and 41 financial centers.

Our principal executive offices are located at 400 Rella Boulevard, Montebello, New York, 10901 and our telephone number is (845) 369-8040. Our Internet site can be accessed at http://www.sterlingbancorp.com. Information contained on our Internet site does not constitute part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Completed Acquisitions

Provident Merger

On October 31, 2013, we acquired Legacy Sterling through a merger (the “Provident Merger”). The following corporate actions were completed in connection with the Provident Merger:

●	Legacy Sterling merged with and into us, the accounting acquirer and the surviving entity.

●	The Company, formerly known as Provident New York Bancorp and the parent company of Provident Bank, changed our legal entity name to Sterling Bancorp and became a bank holding company and a financial holding company as defined by the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

●	Legacy Sterling’s principal subsidiary, Sterling National Bank, merged into Legacy Provident’s principal subsidiary, Provident Bank.

●	Provident Bank changed its legal entity name to Sterling National Bank.

●	Under the terms of the Provident Merger, each share of Legacy Sterling common stock was converted into the right to receive 1.2625 shares of our common stock.

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HVB Merger

On June 30, 2015, we acquired Hudson Valley through a merger. Upon completion of the HVB Merger, Hudson Valley merged with and into us, and we were the surviving entity. Immediately following the HVB Merger, Hudson Valley Bank merged with and into the Bank, with the Bank as the surviving entity. Under the terms of the HVB Merger, each share of Hudson Valley common stock was converted into the right to receive 1.92 shares of our common stock.

Consistent with our strategy of expanding in the greater New York metropolitan region, we believe the Provident Merger and HVB Merger have created a larger, more diversified company and accelerated the build-out of our differentiated strategy targeting small-to-middle market commercial clients and consumers.

NSBC Acquisition

On March 31, 2016, the Bank completed the acquisition of NewStar Business Credit LLC (“NSBC,” and the “NSBC Acquisition”). The NSBC Acquisition is consistent with our strategy of expanding our specialty commercial lending businesses, and it doubled the size of our asset-based lending portfolio. All of the loans acquired in the NSBC Acquisition are floating rate and yield over 5.00%. We anticipate the full integration of NSBC into our existing asset-based lending operations will be completed by the end of the fourth quarter of 2016.

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The Offering

Issuer:	Sterling Bancorp

Common stock offered by us:	3,800,000 shares, or 4,370,000 shares if the underwriters exercise their option in full to purchase additional shares.

Underwriters’ option to purchase additional shares:	The underwriters have an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 570,000 shares from us.

Common stock to be outstanding after this offering:	134,613,012 shares, or 135,183,012 shares if the underwriters exercise their option in full to purchase additional shares.

Use of proceeds:

We estimate that the net proceeds to us from this offering, after deducting estimated offering expenses, will be approximately $   million, or approximately $    million if the underwriters exercise their option to purchase additional shares from us in full.

We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, funding potential acquisitions and other strategic business opportunities. See “Use of Proceeds.”

Dividend policy:	Our board of directors is committed to continuing to pay regular cash dividends in the amount of $0.07 quarterly; however, there can be no assurance as to future dividends because they are dependent upon our future earnings, capital requirements and financial condition.

Risk factors:	See the information set forth in the “Risk Factors” section beginning on page S-9 of this prospectus supplement and the discussion of risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, incorporated herein by reference for certain risks and uncertainties that you should consider before making an investment decision.

New York Stock Exchange symbol	STL

The number of shares of our common stock to be outstanding after this offering is based on 130,813,012 shares of common stock outstanding as of November 10, 2016 and excludes as of such date:

●	1,067,500 shares issuable upon exercise of options outstanding at a weighted average exercise price of $11.07 per share, of which 946,878 were exercisable;

●	966,034 shares of restricted stock issuable upon vesting; and

●	3,657,216 shares of common stock available for future issuance under our employee and directors’ stock option plans.

Unless otherwise indicated, all information in this prospectus supplement assumes:

●	no exercise of outstanding options to purchase shares of common stock;

●	no issuance of restricted stock upon vesting;

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●	no issuance of common stock under our employee and directors stock option plans; and

●	no exercise by the underwriters of their option to purchase up to an additional 570,000 shares of common stock from us in this offering.

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Selected Consolidated Historical Financial Data

We changed our fiscal year end from September 30 to December 31, effective for the fourth quarter of 2014. Accordingly, the following selected consolidated financial information for the fiscal years ended December 31, 2015 and September 30, 2011 through September 30, 2014 and the three months ended December 31, 2014, is derived in part from audited financial statements of Sterling. The financial information for the three months ended December 31, 2013, is derived from unaudited financial statements of Sterling.

In addition, the following consolidated financial information, and the financial information of Sterling contained in the remainder of this prospectus supplement, gives effect to the Provident Merger as of October 31, 2013 and the HVB Merger as of June 30, 2015, the date that the Provident Merger and HVB Merger were completed, respectively. Selected unaudited pro forma financial information for the fiscal years ended December 31, 2015 and September 30, 2014, reflecting the HVB Merger assuming it was completed as of October 1, 2013, is set forth in Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this prospectus supplement.

The unaudited consolidated statements of financial condition at September 30, 2016 and 2015 and the related unaudited consolidated statements of income data for each of the nine month periods ended September 30, 2016 and 2015 are derived from, and should be read together with our unaudited consolidated financial statements and the related footnotes set forth in Sterling’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which is incorporated by reference in this prospectus supplement. Operating results for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2016.

The unaudited information, in the opinion of management, is prepared under United States generally accepted accounting principles and includes all adjustments that are necessary for a fair statement of our financial position and statements of income for these periods.

You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with Sterling’s consolidated financial statements and related notes thereto included in Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this prospectus supplement and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016. See “Information We Incorporate by Reference.”

	At or for the nine months ended September 30,		At or for the year ended December 31,
(Dollars in thousands, except per share data and ratios)	2016	2015	2015
Selected financial condition data:	(unaudited)
Total assets	$13,617,228	$11,597,393	$11,955,952
Loans, net (1)	9,109,336	7,478,021	7,809,215
Securities available for sale	1,417,617	1,854,862	1,921,032
Securities held to maturity	1,380,100	673,130	722,791
Deposits	10,197,253	8,805,411	8,580,007
Borrowings	1,451,526	948,048	1,525,344
Stockholders’ equity	1,765,160	1,652,204	1,665,073
Average:
Total assets	$12,618,477	$8,924,071	$9,604,256
Gross loans including loans held for sale	8,269,574	5,790,625	6,261,470
Securities available for sale	1,719,940	1,809,171	1,542,008
Securities held to maturity	1,127,285	605,304	614,048
Deposits	9,466,350	6,571,086	7,139,335
Borrowings	1,301,099	987,177	987,522
Stockholders’ equity	1,716,657	1,259,614	1,360,859
Selected income statement data:	(unaudited)
Interest and dividend income	$338,476	$241,916	$348,141

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	At or for the nine months ended September 30,		At or for the year ended December 31,
(Dollars in thousands, except per share data and ratios)	2016	2015	2015
Interest expense	41,456	26,121	36,925
Net interest income	297,020	215,795	311,216
Provision for loan losses	14,500	10,200	15,700
Net interest income after provision for loan losses	282,520	205,595	295,516
Non-interest income	54,911	46,668	62,751
Non-interest expense	190,827	202,898	260,318
Income before income tax expense	146,604	49,365	97,949
Income tax expense	47,646	16,043	31,835
Net income	$98,958	$33,322	$66,114
Per share data:
Basic earnings per share	$0.76	$0.32	$0.60
Diluted earnings per share	0.76	0.32	0.60
Dividends declared per share	0.21	0.21	0.28
Dividend payout ratio	27.6%	65.6%	46.7%
Book value per share	$13.49	$12.73	$12.81
Common shares outstanding:
Weighted average shares basic	130,049,358	102,655,566	109,907,645
Weighted average shares diluted	130,645,705	103,069,057	110,329,353
Performance ratios: (2)
Return on assets (ratio of net income to average total assets)	1.05%	0.50%	0.69%
Return on equity (ratio of net income to average equity)	7.70	3.54	4.9
Net interest margin (tax equivalent) (3)	3.56	3.67	3.67
Capital ratios (Sterling):
Equity to total assets at end of period	12.96%	14.25%	13.93%
Average equity to average assets	13.60	14.11	14.17
Tier 1 leverage ratio	8.31	9.12	9.03
Tier 1 risk-based capital ratio	9.93	10.74	10.74
Total risk-based capital ratio	12.00	11.29	11.29
Regulatory capital ratios (Sterling National Bank):
Tier 1 leverage ratio	8.72%	9.80%	9.65%
Tier 1 risk-based capital ratio	10.40	11.79	11.45
Total risk-based capital ratio	12.63	12.34	12.00
Asset quality data and ratios:
Allowance for loan losses	$59,405	$47,611	$50,145
Non-performing loans	81,067	67,672	66,411
Non-performing assets	97,489	79,503	81,025
Net charge-offs	5,240	4,963	7,929
Non-performing assets to total assets	0.72%	0.69%	0.68%
Non-performing loans to total loans (1)	0.88	0.90	0.84
Allowance for loan losses to non-performing loans	73	70	76
Allowance for loan losses to total loans	0.65	0.63	0.64
Net charge-offs to average loans (annualized for the nine month periods)	0.08	0.11	0.13

(1)	Excludes loans held for sale.
(2)	Performance ratios for the nine-month periods have been annualized.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period. Net interest income is commonly presented on a tax-equivalent basis. This is to the extent that some component of the institution’s net interest income will be exempt from taxation (e.g., was received as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added back to the net interest income total. This adjustment is considered helpful in

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comparing one financial institution’s net interest income (pre-tax) to that of another institution, as each will have a different proportion of tax-exempt items in their portfolios.

	At or for the three months ended December 31,		At or for the fiscal year ended September 30,
(Dollars in thousands, except per share data and ratios)	2014	2013	2014	2013	2012	2011
Selected financial condition data:		(unaudited)
Total assets	$7,424,822	$6,667,437	$7,337,387	$4,049,172	$4,022,982	$3,137,402
Loans, net (1)	4,773,267	4,127,141	4,719,826	2,384,021	2,091,190	1,675,882
Securities available for sale	1,140,846	1,153,313	1,110,813	954,393	1,010,872	739,844
Securities held to maturity	572,337	486,902	579,075	253,999	142,376	110,040
Deposits	5,212,325	4,920,564	5,298,654	2,962,294	3,111,151	2,296,695
Borrowings	1,111,553	696,270	939,069	560,986	345,176	323,522
Stockholders’ equity	975,200	925,109	961,138	482,866	491,122	431,134
Average:
Total assets	$7,340,332	$6,013,816	$6,757,094	$3,815,609	$3,195,299	$2,949,251
Gross loans including loans held for sale	4,756,015	3,544,786	4,120,749	2,246,545	1,834,633	1,696,293
Securities available for sale	1,144,077	1,124,996	1,175,618	950,628	801,792	880,624
Securities held to maturity	577,044	456,260	517,270	172,642	165,722	28,787
Deposits	5,342,787	4,352,218	4,921,930	2,856,640	2,366,263	2,082,727
Borrowings	902,299	709,125	814,409	446,916	356,296	422,816
Stockholders’ equity	973,089	780,241	906,134	489,412	447,065	427,290
Selected income statement data:
Interest and dividend income	$68,087	$52,711	$246,906	$132,061	$115,037	$112,614
Interest expense	7,850	6,835	28,918	19,894	18,573	21,324
Net interest income	60,237	45,876	217,988	112,167	96,464	91,290
Provision for loan losses	3,000	3,000	19,100	12,150	10,612	16,584
Net interest income after provision for loan losses	57,237	42,876	198,888	100,017	85,852	74,706
Non-interest income	13,957	9,148	47,370	27,692	32,152	29,951
Non-interest expense	45,814	72,974	208,428	91,041	91,957	90,111
Income (loss) before income tax expense	25,380	(20,950)	37,830	36,668	26,047	14,546
Income tax expense (benefit)	8,376	(6,948)	10,152	11,414	6,159	2,807
Net income (loss)	$17,004	$(14,002)	$27,678	$25,254	$19,888	$11,739
Per share data:
Basic earnings per share	0.20	(0.20)	0.34	$0.58	$0.52	$0.31
Diluted earnings per share	0.20	(0.20)	0.34	0.58	0.52	0.31
Dividends declared per share	0.07	—	0.21	0.30	0.24	0.24
Dividend payout ratio	35.0%	N/A	61.8%	51.7%	45.2%	77.4%
Book value per share	$11.62	$11.02	$11.49	$10.89	$11.12	$11.39
Common shares outstanding:
Weighted average shares basic	83,831,380	70,493,305	80,268,970	43,734,425	38,227,653	37,452,596
Weighted average shares diluted	84,194,916	70,493,305	80,534,043	43,783,053	38,248,046	37,453,542
Performance ratios:(2)
Return on assets (ratio of net income to average total assets)	0.92%	(0.92)%	0.41%	0.63%	0.62%	0.40%
Return on equity (ratio of net income to average equity)	6.9	(7.1)	3.1	5.2	4.5	2.8
Net interest margin (tax equivalent) (3)	3.70	3.58	3.74	3.37	3.51	3.65
Capital ratios (Sterling):(4)
Equity to total assets at end of period	13.13%	13.85%	13.10%	11.90%	12.21%	13.74%
Average equity to average assets	13.26	13.00	13.41	12.82	13.99	14.49
Tier 1 leverage ratio	8.21	9.44	8.12	—	—	—
Tier 1 risk-based capital ratio	10.43	11.01	10.33	—	—	—
Total risk-based capital ratio	11.22	11.66	11.10	—	—	—
Regulatory capital ratios (Sterling National Bank):

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	At or for the three months ended December 31,		At or for the fiscal year ended September 30,
(Dollars in thousands, except per share data and ratios)	2014	2013	2014	2013	2012	2011
Tier 1 leverage ratio	9.39%	10.58%	9.34%	9.33%	7.56%	8.14%
Tier 1 risk-based capital ratio	12.00	12.48	11.94	13.18	12.16	11.85
Total risk-based capital ratio	12.79	13.13	12.71	14.24	13.36	13.03
Asset quality data and ratios:
Allowance for loan losses	$42,374	$30,612	$40,612	$28,877	$28,282	$27,917
Non-performing loans	46,642	38,442	50,963	26,906	39,814	40,567
Non-performing assets	52,509	50,193	58,543	32,928	46,217	45,958
Net charge-offs	1,238	1,265	7,365	11,555	10,247	19,510
Non-performing assets to total assets	0.71%	0.75%	0.80%	0.81%	1.15%	1.46%
Non-performing loans to total loans (1)	0.97	0.93	1.07	1.12	1.88	2.38
Allowance for loan losses to non-performing loans	91	80	80	107	71	69
Allowance for loan losses to total loans	0.88	0.74	0.85	1.20	1.47	1.64
Net charge-offs to average loans	0.10	0.14	0.24	0.52	0.56	1.17

(1)	Excludes loans held for sale.
(2)	Performance ratios for the three-month periods have been annualized.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period. Net interest income is commonly presented on a tax-equivalent basis. This is to the extent that some component of the institution’s net interest income will be exempt from taxation (e.g., was received as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added back to the net interest income total. This adjustment is considered helpful in comparing one financial institution’s net interest income (pre-tax) to that of another institution, as each will have a different proportion of tax-exempt items in their portfolios.
(4)	Prior to the Provident Merger, the Company was a unitary savings and loan holding company and as a result was not required to maintain or report regulatory capital ratios. The Company became a bank holding company in connection with the Provident Merger and has maintained and reported regulatory capital ratios since December 31, 2013.

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RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below and the risk factors and other information concerning our business included in our Annual Report on Form 10-K for the year ended December 31, 2015, as amended or updated in other reports filed by us with the SEC, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Related to the Common Stock

The market price of shares of our common stock will fluctuate.

The market price of our common stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects. Such risks may be affected by:

●	operating results that vary from the expectations of management, securities analysts and investors;

●	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;

●	developments in our business or in the financial sector generally;

●	proposed or adopted regulatory changes or legislative developments involving or affecting our industry generally or our business and operations specifically;

●	potential enforcement actions by regulators;

●	the operating and securities price performance of companies that investors consider to be comparable to us;

●	announcements of strategic developments, acquisitions and other material events by us or our competitors;

●	expectations of or actual equity dilution, including the dilution caused by this offering;

●	changes in the credit, mortgage and real estate markets, including the markets for mortgage-related securities; and

●	changes in global financial markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Volatility could result in a decline in the market price of our common stock.

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Shares of our common stock are equity interests and therefore subordinate to our existing and future indebtedness and preferred stock we may issue in the future.

Shares of our common stock are equity interests in us and do not constitute indebtedness. As such, shares of our common stock rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims, including in our liquidation. Holders of our common stock are also subject to the prior dividend and liquidation rights of any holders of our preferred stock that we may issue in the future.

In addition, our right to participate in any distribution of assets of any of our subsidiaries, including Sterling National Bank, upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, shares of our common stock are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At September 30, 2016, our subsidiaries’ total deposits and borrowings were approximately $11.6 billion.

You may not receive dividends on the common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so and could reduce or eliminate our common stock dividend in the future. Currently, our quarterly dividend is $0.07 per share and we do not expect to increase the quarterly dividend in the foreseeable future. Our board of directors declared a dividend of $0.07 per share of common stock on October 25, 2016, payable on November 21, 2016, to our holders as of the record date of November 7, 2016. The shares of common stock offered in this prospectus supplement will not be entitled to the benefit of this dividend.

Our ability to pay dividends is subject to regulatory limitations and other limitations which may affect our ability to pay dividends to our stockholders or to repurchase our common stock.

Sterling is a separate legal entity from its subsidiary, Sterling National Bank, and does not have significant operations of its own. The availability of dividends from Sterling National Bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of Sterling National Bank and other factors that Sterling National Bank’s regulators could assert that payment of dividends or other payments may result in an unsafe or unsound practice. In addition, under the Dodd-Frank Act, Sterling is subjected to consolidated capital requirements and must serve as a source of strength to Sterling National Bank. If Sterling National Bank is unable to pay dividends to Sterling or Sterling is required to retain capital or contribute capital to Sterling National Bank, we may not be able to pay dividends on our common stock or to repurchase shares of common stock.

Various factors may make takeover attempts more difficult to achieve.

Our board of directors has no current intention to sell control of Sterling. Provisions of our Certificate of Incorporation and Amended and Restated Bylaws, federal regulations, Delaware law and various other factors may make it more difficult for companies or persons to acquire control of Sterling without the consent of our board of directors. A stockholder may want a takeover attempt to succeed because, for example, a potential acquirer could offer a premium over the then prevailing market price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

(a) Certificate of Incorporation and statutory provisions.

Provisions of the Certificate of Incorporation and Amended and Restated Bylaws of Sterling and Delaware law may make it more difficult and expensive to pursue a takeover attempt that our board of directors opposes. These provisions also would make it more difficult to remove our current board of directors, or to elect new directors. These provisions also include limitations on voting rights of beneficial owners of more than 10% of our common stock, super majority voting requirements for certain business combinations, and plurality voting. Our Amended and Restated Bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

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(b) Required change in control payments and issuance of stock options and recognition and retention plan shares.

We have entered into employment agreements with certain executive officers of the Company and the Bank, which require payments to be made to them in the event their employment is terminated following a change in control of the Company or the Bank. We have issued stock grants and stock options in accordance with our approved equity incentive plans and, in the event of a change in control, the vesting of stock and option grants would accelerate. In 2006, we adopted the Provident Bank & Affiliates Transition Benefit Plan. The plan calls for severance payments ranging from 12 weeks to one year for employees not covered by separate agreements if they are terminated in connection with a change in control of Sterling.

Future issuances of additional equity securities could result in dilution of existing stockholders’ equity ownership.

Other than the lock-up described under “Underwriting,” we are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. The issuance of additional shares of common stock in order to raise additional capital (whether in accordance with regulatory requirements or in connection with an acquisition or other transaction) or the issuance of convertible securities would dilute the ownership interest of existing holders of our common stock. In addition, we have in the past and may in the future issue options, warrants, and/or other securities that may have a dilutive effect on our common stock. The market price of our common stock could decline as a result of any such offering, other capital raising strategies or other sales of a large block of our common stock or similar securities in the market, or the perception that such sales could occur.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for companies in our industry depends, in part, on the research and reports that securities or industry analysts publish about our industry and specific companies. If one or more analysts covering us currently or in the future fails to publish reports on us regularly, demand for our common stock could decline, which could cause our stock price and trading volume to decline. If one or more recognized securities or industry analysts that cover our company or our industry in the future downgrades our common stock or publishes inaccurate or unfavorable research about our business or industry, our stock price would likely decline.

We have broad discretion to use the proceeds from this offering.

We expect to use the net proceeds from this offering for general corporate purposes, which may include working capital, funding potential acquisitions and other strategic business opportunities. We will have broad discretion as to the application of such net proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these net proceeds. Our failure to use these funds effectively could have a negative impact on our financial condition and results of operations.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting estimated offering expenses, will be approximately $     million, or approximately $      million if the underwriters exercise their option to purchase additional shares from us in full.

We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, funding potential acquisitions and other strategic business opportunities.

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CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of September 30, 2016:

●	on an actual basis; and

●	on an as adjusted basis to give effect to: (i) the issuance and sale of 3,800,000 shares of our common stock to be issued in this offering (assuming the underwriters’ option to purchase additional shares of common stock is not exercised); and (ii) the receipt of the net proceeds by us, after deducting estimated offering expenses payable by us, in connection with this offering.

The following table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the sections entitled “Selected Consolidated Historical Financial Data” and “Use of Proceeds” in this prospectus supplement.

	As of September 30, 2016
	(unaudited) (dollars in thousands)
	Actual	As Adjusted
CASH AND CASH EQUIVALENTS	$380,458	$
BORROWINGS	$1,451,526		$1,451,526
STOCKHOLDERS’ EQUITY:
Preferred stock (par value $0.01 per share; 10,000,000 shares authorized; none issued or outstanding)	—		—
Common stock (par value $0.01 per share; 190,000,000 shares authorized; 136,673,149 shares issued (actual) and 130,853,673 shares outstanding (actual); and 140,473,149 shares issued (as adjusted) and 134,653,673 shares outstanding (as adjusted))	1,367
Additional paid-in capital	1,504,777
Treasury stock, at cost (5,819,476 shares)	(66,262)		(66,262)
Retained earnings	317,385		317,385
Accumulated other comprehensive income	7,893		7,893
Total Stockholders’ equity	1,765,160
TOTAL CAPITALIZATION	$3,216,686	$

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REGULATORY CONSIDERATIONS

General

Sterling Bancorp is a legal entity separate and distinct from Sterling National Bank and its other subsidiaries. As a bank holding company and a financial holding company, we are subject to regulation and supervision by the Board of Governors of the Federal Reserve System, or Federal Reserve, which has enforcement authority over us. Among other responsibilities, this authority permits the Federal Reserve to restrict or prohibit activities that are determined to be a risk to the Bank. The Federal Reserve examines us periodically and prepares reports for the consideration of our board of directors on any operating deficiencies that they may identify. We are required by Federal Reserve policy and federal law to act as a source of strength for the Bank and for any other depository institution subsidiary we may have in the future.

As a national bank, the Bank is principally subject to the supervision, examination and reporting requirements of the Office of the Comptroller of the Currency (the “OCC”), as its primary federal regulator, as well as the Federal Deposit Insurance Corporation (the “FDIC”). In addition, the Bank’s total assets now exceed $10 billion, making it subject to the Consumer Financial Protection Bureau’s supervision. Insured banks, including the Bank, are subject to extensive regulations that relate to, among other things: (a) the nature and amount of loans that may be made by the Bank and the rates of interest that may be charged; (b) types and amounts of other investments; (c) branching; (d) permissible activities; (e) reserve requirements; and (f) dealings with officers, directors and affiliates. The Bank is a member of, and owns stock in, the Federal Home Loan Bank of New York.

Our relationships with our depositors, borrowers and other customers are also regulated by federal and state laws and agencies, especially in matters concerning consumer protection, privacy, anti-money laundering, the ownership of deposit accounts and various trust and other customer relationships governed by state laws.

For a discussion of the material of the regulatory framework applicable to bank holding companies, financial holding companies and their subsidiaries and specific information relevant to Sterling, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund and not for the protection of our security holders. A change in applicable statutes, regulations or regulatory policy may have a material adverse effect on our business, financial condition (including capital adequacy) and results of operations.

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PRICE RANGE OF SHARES OF COMMON STOCK AND DIVIDENDS DECLARED

Our common stock is traded on the NYSE under the symbol “STL.” The following table sets forth the high and low intra-day sales prices per share of our common stock and the cash dividends declared per share for the periods indicated.

Quarter Ended	High	Low	Cash Dividends Declared
December 31, 2016 (through November 15, 2016)	$22.88	$16.75	$0.07
September 30, 2016	17.90	15.14	0.07
June 30, 2016	16.97	14.55	0.07
March 31, 2016	16.19	13.44	0.07

December 31, 2015	17.75	14.24	0.07
September 30, 2015	15.26	13.20	0.07
June 30, 2015	15.04	12.82	0.07
March 31, 2015	14.40	13.00	0.07

December 31, 2014	14.62	12.46	0.07
September 30, 2014	13.34	11.60	0.07
June 30, 2014	13.00	10.84	0.07
March 31, 2014	13.34	11.73	0.07

As of September 30, 2016, there were 130,853,673 shares of our common stock outstanding held by 5,254 holders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms). The closing price per share of our common stock on November 15, 2016 was $22.40.

Dividend Policy

Payment of dividends is subject to determination and declaration by our board of directors and depends on a number of factors, including capital requirements, legal, and regulatory limitations on the payment of dividends, the results of operations and financial condition, tax considerations and general economic conditions.

Our board of directors is committed to continuing to pay regular cash dividends in the amount of $0.07 per share quarterly. However, our board of directors may change our dividend policy at any time. There can be no assurance as to future dividends and no assurances can be given that dividends will not be reduced or eliminated in future periods.

We paid dividends of $0.07 per share of common stock in each quarter of 2014 and 2015, and in the first three quarters of 2016. Our board of directors declared a dividend of $0.07 per share of common stock on October 25, 2016, payable on November 21, 2016 to our holders as of the record date of November 7, 2016. The shares of common stock offered in this prospectus supplement will not be entitled to the benefit of this dividend.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock as included in our Certificate of Incorporation and Amended and Restated Bylaws. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” we urge you to read our Certificate of Incorporation and Amended and Restated Bylaws, which are incorporated by reference into this prospectus supplement, and the applicable provisions of Delaware law and the BHC Act.

Authorized Capital Stock

Our authorized capital stock consists of 190,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2016, we had 130,853,673 shares of common stock outstanding, and no shares of preferred stock outstanding.

Common Stock

Listing

Our common stock is listed on the NYSE and traded under the symbol “STL.”

Dividends

Payment of dividends is subject to determination and declaration by our board of directors and depends on a number of factors, including capital requirements, legal, and regulatory limitations on the payment of dividends, the results of operations and financial condition, tax considerations and general economic conditions. Our board of directors may change our dividend policy at any time, and no assurances can be given that dividends will continue to be paid by us or that dividends, if paid, will not be reduced or eliminated in future periods.

Fully Paid and Non-Assessable

All shares of our outstanding common stock are fully paid and non-assessable. Any additional shares of common stock that we issue will be fully paid and non-assessable.

Voting Rights

Each share of our common stock is entitled to one vote in each matter submitted to a vote at a meeting of stockholders including in all elections for directors; stockholders are not entitled to cumulative voting in the election for directors. Our stockholders may vote either in person or by proxy. Our Certificate of Incorporation provides that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Preemptive and Other Rights

Holders of our common stock have no preemptive rights and have no other rights to subscribe for additional securities of our company under Delaware law. In addition, our common stock does not have any conversion rights or rights of redemption. Upon liquidation, all holders of our common stock are entitled to participate pro rata in our assets available for distribution, subject to the rights of any class of preferred stock then outstanding.

Meetings and Stockholder Action by Written Consent

Our Certificate of Incorporation provides that we must hold an annual meeting of stockholders. Special meetings of our stockholders may be called at any time only by a majority of our board of directors.

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All actions must be taken at an annual or special meeting. Our Certificate of Incorporation provides that stockholders may not take action by written consent without a meeting.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is our transfer agent and registrar.

Certain Provisions That May Have an Anti-Takeover Effect

Our Certificate of Incorporation and Amended and Restated Bylaws, and portions of Delaware law, contain certain provisions that may have an anti-takeover effect.

Delaware Anti-Takeover Laws. We are subject to Section 203 of the General Corporation Law of the State of Delaware, or DGCL. Section 203 prohibits us from engaging in any business combination (as defined in Section 203) with an “interested stockholder” for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

●	prior to such date, our board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock (with certain exclusions); or

●	the business combination is approved by our board of directors and authorized by a vote (and not by written consent) of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

In addition, our Certificate of Incorporation further provides that any business combination with an interested stockholder requires (1) the affirmative vote of the holders of at least 80% of the voting power of our then-outstanding shares of stock entitled to vote generally in the election of directors, and (2) the approval of two-thirds of the disinterested directors.

For purposes of Section 203, an “interested stockholder” is defined as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person.

A “business combination” includes, but is not limited to, any merger, consolidation, sale, lease, exchange, mortgage, pledge, transfer or other disposition, and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.

Such provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

Special Meeting of Stockholders. Only our board of directors, acting pursuant to a resolution adopted by the majority of the whole board (meaning the total number of authorized directors, whether or not any vacancies exist on the board) may call a special meeting of our stockholders.

Amendment of Certificate of Incorporation. For us to amend our Certificate of Incorporation, Delaware law requires that our board of directors adopt a resolution setting forth any amendment, declare the advisability of the amendment and call a stockholders’ meeting to adopt the amendment. Generally, amendments to our Certificate of Incorporation require the affirmative vote of a majority of our outstanding stock. As described below, however, certain amendments to our Certificate of Incorporation may require a supermajority vote.

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The vote of the holders of not less than 80% of the voting power of all our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, is required to adopt any amendment to our Certificate of Incorporation that relates to the provisions that govern the following matters:

●	provisions prohibiting any person who beneficially owns more than 10% of our then-outstanding shares of common stock, to vote any of the shares of common stock held in excess of 10%;

●	the ability of our stockholders to act by written consent;

●	the calling of special meetings of our stockholders;

●	the size of our board of directors, advance notice of stockholder nominations and of business to be brought by stockholders at any meeting, and the terms of our board’s service;

●	amendment or repeal of our Amended and Restated Bylaws when such actions to amend or repeal the Amended and Restated Bylaws are taken by our stockholders as opposed to our board of directors. Our board of directors may, by comparison, amend or repeal the Amended and Restated Bylaws by majority vote;

●	provisions regarding supermajority voting as it relates to “interested stockholders”;

●	provisions indemnifying our officers, directors, employees and agents; and

●	provisions regarding the right to amend or repeal requirements contained in the Certificate of Incorporation.

The provisions described above may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors’ ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders. None of these provisions is the result of any specific effort by a third party to accumulate our securities or to obtain control of us by means of merger, tender offer, solicitation in opposition to management or otherwise.

The ability of a third party to acquire us is also limited under applicable U.S. banking laws and regulations. The BHC Act requires any bank holding company (as defined therein) to obtain the approval of the Federal Reserve prior to acquiring, directly or indirectly, more than 5% of our outstanding common stock. Any “company” (as defined in the BHC Act) other than a bank holding company would be required to obtain Federal Reserve approval before acquiring “control” of us. “Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors, or (iii) the ability otherwise to exercise a controlling influence over management and policies. A holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock.

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Preferred Stock

Our Certificate of Incorporation authorizes our board of directors, without further stockholder action, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in series and to fix the designation, powers, preferences, and rights of the shares of such series and any qualifications, limitations or restrictions thereof, without further vote or action by our stockholders. We may amend from time to time our Certificate of Incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the common stock, without a vote of the holders of preferred stock, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation. As of the date of this prospectus supplement, there are no shares of preferred stock outstanding.

The particular terms of any series of preferred stock being offered by us under this shelf registration statement will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

●	the title and liquidation preference per share of the preferred stock and the number of shares offered;

●	the purchase price of the preferred stock;

●	the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

●	any redemption or sinking fund provisions of the preferred stock;

●	any conversion provisions of the preferred stock;

●	the voting rights, if any, of the preferred stock; and

●	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable.

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Material U.S. Federal Income Tax Consequences to Non-U.S. holders

The following is a discussion of certain material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase our common stock pursuant to this offering and hold such common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income and estate tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances, including the impact of the unearned income Medicare contribution tax, or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

●	an individual who is neither a citizen nor a resident of the United States;

●	a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business within the United States; or

●	a trust unless (i) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity or arrangement and the particular partner. Any such partnership should consult its own tax adviser regarding the U.S. federal tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.

PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) in respect of a share of our common stock, the distribution will generally be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in such share of our common stock, and then as capital gain realized on the sale or other disposition of our common stock and will be treated as described under “—Sale, Exchange or other Disposition of Common Stock” below.

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Except as described below, dividends paid to or for the account of a Non-U.S. Holder are subject to withholding of U.S. federal income tax at a 30% rate, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder has furnished to us or another payor:

●	a valid Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (as applicable) or an acceptable substitute form upon certifying, under penalties of perjury, the status of the Non-U.S. Holder as (or, in the case of a Non-U.S. Holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-U.S. person and the Non-U.S. Holder’s entitlement to the lower treaty rate with respect to such payments, or

●	in the case of payments made outside the United States to an offshore account (generally, an account maintained at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the entitlement of the Non-U.S. Holder to the lower treaty rate in accordance with U.S. Treasury regulations.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under a tax treaty, such Non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to a Non-U.S. Holder are “effectively connected” with the conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment (or fixed base, in the case of an individual) maintained in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that the Non-U.S. Holder has furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form representing, under penalties of perjury, that:

●	the Non-U.S. Holder is a non-U.S. person, and

●	the dividends are effectively connected with the conduct of a trade or business within the United States and are includible in the gross income of the Non-U.S. Holder.

“Effectively connected” dividends are taxed at rates applicable to U.S. citizens, resident aliens, and domestic U.S. corporations.

In the case of a corporate Non-U.S. Holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Exchange or Other Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

●	the gain is “effectively connected” with the conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis, the gain is attributable to a permanent establishment (or fixed base, in the case of an individual) maintained in the United States,

●	such Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions exist (except as provided by an applicable treaty), or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock; provided that a Non-U.S. Holder will not be subject to U.S. federal income tax on the gain on a disposition of our common stock if either (i) our

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common stock is regularly traded on an established securities market in the year the Non-U.S. Holder disposes of the stock and such Non-U.S. Holder did not hold, directly or indirectly, more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such common stock or (ii) the Non-U.S. Holder is eligible for an applicable treaty exemption. We have not been, are not, and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

A Non-U.S. Holder described in the first bullet point above will be required to pay tax on the net gain derived from the sale at generally applicable U.S. federal income tax rates or at a lower rate if provided by an applicable income tax treaty. In the case of a corporate Non-U.S. Holder, “effectively connected” gains that are recognized may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

A Non-U.S. Holder described in the second bullet point above will be required to pay a flat 30% tax (or a reduced rate under an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses. The foregoing discussion is subject to the discussions below under “— FATCA Withholding” and “— Information Reporting and Backup Withholding.”

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related Treasury guidance, or FATCA, a withholding tax of 30% will be imposed in certain circumstances on payments of (a) distributions on our common stock and (b) on or after January 1, 2019, gross proceeds from the sale or other disposition of our common stock. In the case of payments made to a “foreign financial institution” (generally including an investment fund), as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with an agreement with the U.S. government, which we refer to as an FFI Agreement, or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction, which we refer to as an IGA, in either case to, among other things, collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its “substantial” U.S. owners. If our common stock is held through a foreign financial institution that enters into (or is otherwise subject to) an FFI Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold such tax on payments of dividends and proceeds described above made to (x) a person (including an individual) that fails to comply with certain information requests or (y) a foreign financial institution that has not entered into (and is not otherwise subject to) an FFI Agreement and is not otherwise exempted from FATCA pursuant to applicable foreign law enacted in connection with an IGA. Coordinating rules may limit duplicative withholding in cases where the withholding described above in “— Distributions on Common Stock” or below in “— Information Reporting and Backup Withholding” also applies. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to such Non-U.S. Holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence.

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The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of his or her death will be included in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

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UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated November , 2016, between us and Credit Suisse Securities (USA) LLC and UBS Securities LLC, as joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	1,900,000
UBS Securities LLC	1,900,000
Total	3,800,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock, if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters are purchasing the shares of common stock from us at a price of $         per share (representing approximately $         aggregate net proceeds to us, before deducting estimated offering expenses of $         , or $       if the underwriters exercise their option to purchase additional shares from us in full). The underwriters may offer the shares of our common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

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We have agreed to reimburse the underwriters for certain out-of-pocket expenses of the underwriters payable by us, in an aggregate amount not to exceed $20,000.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 570,000 shares from us at a price of $              per share. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We, our directors and certain of our executive officers have agreed for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions, including certain dispositions under an existing Rule 10b5-1 plan or in connection with existing pledges, not to directly or indirectly, without the prior written consent of the underwriters:

●	sell, offer to sell, contract to sell or lend, effect any short sale, establish or increase a “put equivalent position” or decrease any “call equivalent position,” in each case, within the meaning of Rule 16a-l(h) under the Exchange Act, pledge, hypothecate or grant any security interest in, or in any other way transfer or dispose of, any shares of our common stock or any options or warrants or other rights to acquire shares or any securities exchangeable or exercisable for or convertible into shares, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares (collectively, the “related securities”);

●	enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of shares or related securities;

●	make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any shares or related securities , or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration; or

●	publicly announce any intention to do any of the foregoing.

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These restrictions terminate after the close of trading of the common stock on and including the 60th day after the date of this prospectus supplement.

The underwriters may, in their sole discretion, and at any time or from time to time before the termination of the 60-day period, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for, or the purchase of shares of common stock on behalf of, the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus supplement in electronic format may be made available by e-mail or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

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Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

Australia

This prospectus supplement is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia:

A.	You confirm and warrant that you are either:

●	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

●	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; and

●	“professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus supplement is void and incapable of acceptance.

B.	You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

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Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that shares may be offered to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive:

(a)	to legal entities which are “qualified investors” as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) as permitted under the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for, the publication by us or either of the underwriters of a Prospectus pursuant to Article 3 of the Prospectus Directive, or supplementing a Prospectus pursuant to Article 16 of the Prospectus Directive, and each person who initially acquires shares or to whom any offer is made will be deemed to have represented, warranted to and agreed with the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

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Singapore

This prospectus supplement has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(ii)	where no consideration is given for the transfer; or

(iii)	where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes Act (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

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United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock being offered under this prospectus supplement will be passed upon for us by Squire Patton Boggs (US) LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by O’Melveny & Myers LLP.

EXPERTS

Sterling

The financial statements of Sterling incorporated in this prospectus supplement by reference to Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Hudson Valley

The financial statements of Hudson Valley, as of, and for the fiscal year ended December 31, 2014, incorporated in this prospectus supplement by reference to Hudson Valley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, have been so incorporated in reliance on the report of KPMG LLP (“KPMG”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Hudson Valley, as of, and for each of the fiscal years ended December 31, 2013 and 2012, incorporated in this prospectus supplement by reference to Hudson Valley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Sterling has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion (or incorporation by reference) of its audit report on Hudson Valley’s past financial statements included (or incorporated by reference) in this registration statement.

S-30

PROSPECTUS

400 Rella Boulevard
Montebello, New York 10901
(845) 369-8040

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Purchase Contracts
Units

        The securities of each class may be offered and sold from time to time by us and/or by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        These securities will be our equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any of our subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information." If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

        We may sell the securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We, our agents and any underwriters reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

        Our common stock is listed on the New York Stock Exchange under the symbol "STL." Our principal executive offices are located at 400 Rella Boulevard, Montebello, New York 10901. Our telephone number is (845) 369-8040.

        Investing in these securities involves risks. See "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2014, as amended, and in other documents that we subsequently file with the Securities and Exchange Commission which are incorporated by reference into this prospectus. Additional risk factors may also be set forth in any applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2015.

        The words "Sterling," "Company," "we," "our," "ours" and "us" refer to Sterling Bancorp and its subsidiaries, unless otherwise stated, and "Legacy Sterling" as used herein refers to Sterling Bancorp, a New York corporation we acquired on October 31, 2013.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC's web site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until the termination of the offering:

  ●
  our Annual Report on Form 10-K for the year ended September 30, 2014 filed on November 28, 2014, as amended on January 23, 2015;

  ●
  the audited consolidated financial statements of Legacy Sterling as of December 31, 2012 and 2011 and for the fiscal years ended December 31, 2012, 2011 and 2010 included in Legacy Sterling's Annual Report on Form 10-K filed on February 22, 2013;

  ●
  our Current Reports on Form 8-K, as filed with the SEC on November 5, 2014, November 7, 2014, December 3, 2014, January 27, 2015, as amended (excluding information furnished under Item 2.02 and the exhibit referenced thereunder), and February 3, 2015; and

  ●
  the description of our common stock contained in our registration statement on Form 8-A filed on December 16, 2011 with the SEC pursuant to which our common stock was registered under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

        You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning us at the following address:

Sterling Bancorp
400 Rella Boulevard
Montebello, New York 10901
(845) 369-8040
Attn: Mr. Edward Nebb, Investor Relations Department
(203) 972-8350

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SECURITIES WE MAY OFFER

        We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold, from time to time, by one or more selling securityholders to be identified in the future.

        We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf and any underwriters, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

        This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Debt Securities

        We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, the "senior indenture," between us and the trustee named in the applicable prospectus supplement, as trustee. Subordinated debt securities will be issued under a separate indenture, the "subordinated indenture," between us and the trustee named in the applicable prospectus supplement, as trustee. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the "indentures." The indentures will be subject to and governed by the Trust Indenture Act of 1939. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Common Stock

        We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock and Depositary Shares

        We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

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Warrants

        We may sell warrants to purchase our newly issued senior notes, subordinated notes, shares of our preferred stock, shares of our common stock or units. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

        We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock or common stock. The price of our debt securities or price per share of common stock or preferred stock, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish. The applicable prospectus supplement will describe the terms of any purchase contracts.

Units

        We may issue, in one more series, units comprised of two or more of the other securities described in this prospectus in any combination. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement accompanying this prospectus, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes. General corporate purposes may include repayment of debt or the interest payment thereon, capital expenditures, possible acquisitions, investments, and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose. We cannot predict whether the proceeds invested will yield a favorable return.

VALIDITY OF SECURITIES

        Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by our counsel, Squire Patton Boggs (US) LLP, Cincinnati, Ohio. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

Sterling

        The financial statements of Sterling incorporated in this prospectus by reference to Sterling's Annual Report on Form 10-K for the year ended September 30, 2014, as amended, have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legacy Sterling

        The financial statements of Legacy Sterling incorporated in this prospectus by reference to Legacy Sterling's Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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3,800,000 Shares

Sterling Bancorp

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Credit Suisse

UBS Investment Bank

November    , 2016